Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement (the “Registration Statement”) of REalloys Inc. on Form S-3MEF of our report dated March 24, 2025, with respect to our audit of the consolidated financial statements of REalloys Inc. as of December 31, 2024, and for the period from May 20, 2024 (inception) through December 31, 2024, which report appears in the registration statement on Form S-4, as amended (File No. 333-286507). We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Stephano Slack LLC

Wayne, Pennsylvania
March 5, 2026